Exhibit 99.3

CONSENT OF ROBERT E. BEACH

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of First Defiance Financial Corp. (“First Defiance”) in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of First Defiance, as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of August 23, 2016 (the “Merger Agreement”), by and between First Defiance and Commercial Bancshares, Inc. (“Commercial Bancshares”), pursuant to which Commercial Bancshares will merge with and into First Defiance.

/s/ Robert E. Beach
Robert E. Beach

November 28, 2016